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Tuesday, May 28, 2002

Company Press Release

SOURCE: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Second Quarter Dividend

Lakeville, Connecticut, May 28, 2002/PRNewswire/- The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the parent company of Salisbury Bank and Trust Company, declared a $.22 per common share quarterly cash dividend at their May 24, 2002 meeting. Dividends year to date for 2002 total $.44 per common share. This represents an increase of $.02 or 4.8% over the $.42 per share cash dividends paid during the same period of 2001. The quarterly cash dividend will be paid on July 26, 2002 to shareholders of record as of June 29, 2002.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank with assets in excess of $270 million and capital in excess of $23 million, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company operates full service banking offices in Canaan, Lakeville, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.